FOR IMMEDIATE RELEASE                                                       Exhibit 99.1

Media Contact: Tammy Nystuen (763) 551-7496 tammy.nystuen@selectcomfort.com	Investor Relations Contact: Frank Milano (763) 551-6908 frank.milano@selectcomfort.com

SELECT COMFORT COMMENTS ON
2006 SECOND QUARTER BUSINESS TRENDS

MINNEAPOLIS - (June 12, 2006) - Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the Sleep Number® bed, will provide an update on its business trends for the second quarter of 2006 on Wednesday, June 14. A digital replay of the update will be accessible after 3:00 p.m. Central Time on June 14 through 5:00 p.m. Central Time on June 21 by calling 888-286-8010 (International callers may dial 617-801-6888. The passcode for the replay is 96447762.

    The webcast will remain available until July 24, 2006 through the Investor Relations section of the company’s website at www.selectcomfort.com. A transcript of the recording may also be accessed through the Investor Relations section of the company’s website at www.selectcomfort.com.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 30 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort's products are sold through more than 400 company-owned retail stores located nationwide; through selected furniture retailers and specialty bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

(1) Top 25 Bedding Retailers, Furniture Today, May 23, 2005.

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